As filed with the Securities and Exchange Commission on April 23, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PINTEREST, INC.

(Exact name of Registrant as specified in its charter)

Delaware	26-3607129
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

505 Brannan Street

San Francisco, California 94107

Telephone: (415) 762-7100

(Address of principal executive offices, including zip code)

2009 Stock Plan

2019 Omnibus Incentive Plan

(Full title of the plan)

Christine Flores

General Counsel

Pinterest, Inc.

505 Brannan Street

San Francisco, California 94107

Telephone: (415) 762-7100

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Ethan A. Klingsberg	Monifa Clayton
Jeffrey D. Karpf	Senior Counsel
Pamela L. Marcogliese	Pinterest, Inc.
Cleary Gottlieb Steen & Hamilton LLP	505 Brannan Street
One Liberty Plaza	San Francisco, California 94107
New York, New York 10006	(415) 762-7100
(212) 225-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A Common Stock, $0.00001 par value per share:
—2019 Omnibus Incentive Plan	231,054,321(2)	$24.115 (6)	$5,571,874,950.92	$675,311.24
—2009 Stock Plan	145,067,116 (3)	— (7)	—	—
Class B Common Stock, $0.00001 par value per share:
—2009 Stock Plan (Options)	76,480,768 (4)	$2.22 (8)	$169,787,304.96	$20,578.22
—2009 Stock Plan (RSUs)	68,586,348 (5)	$24.115 (9)	$1,653,959,782.02	$200,459.93
TOTAL:			$7,395,589,723.80	$896,349.39

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement covers any additional shares of the Registrant’s Class A common stock (“Class A Common Stock”) or the Registrant’s Class B common stock (“Class B Common Stock”) that become issuable under the Registrant’s 2019 Omnibus Incentive Plan (the “2019 Plan”) and the Registrant’s 2009 Stock Plan (the “2009 Plan”), by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of Class A Common Stock or Class B Common Stock.

(2)

Represents the aggregate of (i) 48,200,000 shares of Class A Common Stock reserved for issuance pursuant to future awards under the 2019 Plan, (ii) 37,787,205 shares of Class A Common Stock, which is equal to the number of shares of Class B Common Stock that were reserved but not issued pursuant to any awards granted under the 2009 Plan and not subject to any awards granted thereunder, and which may be issued under the 2019 Plan pursuant to its terms and (iii) 145,067,116 shares of Class A Common Stock, which is the maximum number of shares of Class A Common Stock that may become available for issuance under the 2019 Plan as the result of forfeiture, repurchase, expiration or retention by the Registrant (in order to satisfy such award’s exercise price or tax withholding obligations) of shares of Class B Common Stock subject to awards outstanding under the 2009 Plan that, on or after the date of the completion of the Registrant’s initial public offering (the “Closing Date”), would, but for the terms of the 2019 Plan, have returned to the share reserves of the 2009 Plan pursuant to the terms of such award.

(3)

Represents 145,067,116 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock underlying equity awards outstanding under the 2009 Plan as of the date of this Registration Statement. A number of shares of Class A Common Stock equal to the shares of Class B Common Stock subject to awards outstanding under the 2009 Plan that, on or after the Closing Date, would, but for the terms of the 2019 Plan, have returned to the share reserves of the 2009 Plan pursuant to the terms of such award, including as the result of forfeiture, repurchase, expiration or retention by the Registrant in order to satisfy such award’s exercise price or tax withholding obligations, will become available for issuance under the 2019 Plan. See footnote 2 above.

(4)

Represents 76,480,768 shares of Class B Common Stock reserved for issuance pursuant to stock option awards outstanding under the 2009 Plan as of the date of this Registration Statement. A number of shares of Class A Common Stock equal to the shares of Class B Common Stock subject to awards outstanding under the 2009 Plan that, on or after the Closing Date, would, but for the terms of the 2019 Plan, have returned to the share reserves of the 2009 Plan pursuant to the terms of such award, including as the result of forfeiture, repurchase, expiration or retention by the Registrant in order to satisfy such award’s exercise price or tax withholding obligations, will become available for issuance under the 2019 Plan. See footnote 2 above.

(5)

Represents 68,586,348 shares of Class B Common Stock reserved for issuance pursuant to restricted stock unit awards outstanding under the 2009 Plan as of the date of this Registration Statement. A number of shares of Class A Common Stock equal to the shares of Class B Common Stock subject to awards outstanding under the 2009 Plan that, on or after the Closing Date, would, but for the terms of the 2019 Plan, have returned to the share reserves of the 2009 Plan pursuant to the terms of such award, including as the result of forfeiture, repurchase, expiration or retention by the Registrant in order to satisfy such award’s exercise price or tax withholding obligations, will become available for issuance under the 2019 Plan. See footnote 2 above.

(6)

Estimated pursuant to Rules 457(c) and 457(h) under the Securities Act based on the average of the high and low sales prices per share of the Class A Common Stock as reported on the New York Stock Exchange on April 18, 2019, of $24.115 per share.

(7)

Pursuant to Rule 457(i), there is no fee associated with the registration of shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock (a convertible security) being registered under this Registration Statement because no additional consideration will be received in connection with the conversion of shares of Class B Common Stock.

(8)

Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $2.22 per share, the weighted-average exercise price of stock option awards outstanding under the 2009 Plan as of the date of this Registration Statement.

(9)

Estimated pursuant to Rules 457(c) and 457(h) under the Securities Act based on the average of the high and low sales prices per share of the Class A Common Stock as reported on the New York Stock Exchange on April 18, 2019, of $24.115 per share.

PART I

INFORMATION REQUIRED IN THE PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act. Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as a part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

Pinterest, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:

(1) The Registrant’s Prospectus dated April 18, 2019, filed with the Commission pursuant to Rule 424(b) under the Securities Act, as a part of the Registration Statement on Form S-1, as amended (File No. 333-230458), which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed and the description of the Registrant’s Class B Common Stock (the “Prospectus”); and

(2) The description of the Registrant’s Class A Common Stock contained in the Company’s Registration Statement on Form 8-A (File No. 001-38872) filed with the Commission on April 15, 2019, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

In addition, all reports and other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereunder have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any document or any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

The description of the Registrant’s Class B Common Stock is incorporated by reference into this Registration Statement from the Prospectus.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with specified actions, suits and proceedings whether civil, criminal, administrative or investigative, other than a derivative action by or in the right of the corporation, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification extends only to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such action and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

The Registrant’s amended and restated certificate of incorporation and amended and restated bylaws provides for indemnification of directors and officers to the fullest extent permitted by law, including payment of expenses in advance of resolution of any such matter. The Registrant’s amended and restated certificate of incorporation eliminates the potential personal monetary liability of the Registrant’s directors to the Registrant or its stockholders for breaches of their duties as directors except as otherwise required under the DGCL. Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the DGCL is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of the Registrant’s directors will be further limited to the greatest extent permitted by the DGCL.

The Registrant has entered into or will enter into separate indemnification agreements with its directors and officers that may be broader than the specific indemnification provisions contained in the DGCL. Each indemnification agreement provides, among other things, for indemnification to the fullest extent permitted by law and the Registrant’s amended and restated certificate of incorporation and amended and restated bylaws against any and all expenses, judgments, fines and amounts paid in settlement of any claim. The indemnification agreements provide for the advancement or payment of all expenses to the indemnitee and for reimbursement to the Registrant if it is found that such indemnitee is not entitled to such indemnification under applicable law and the Registrant’s amended and restated certificate of incorporation and amended and restated bylaws. The Registrant believes that these agreements are necessary to attract and retain qualified individuals to serve as directors and officers.

The limitation of liability and indemnification provisions included in the Registrant’s amended and restated certificate of incorporation, amended and restated bylaws, and the indemnification agreements that the Registrant has entered into or will enter into with its directors and officers may discourage stockholders from bringing a lawsuit against the Registrant’s directors and officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against the Registrant’s directors and officers, even though an action, if successful, might benefit the Registrant and its stockholders. Further, a stockholder’s investment may be adversely affected to the extent that the Registrant pays the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions. At present, the Registrant is not aware of any pending litigation or proceeding involving any person who is or was one of the Registrant’s directors, officers, employees or other agents or is or was serving at the Registrant’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for which indemnification is sought, and the Registrant is not aware of any threatened litigation that may result in claims for indemnification.

The Registrant maintains standard policies of insurance under which, subject to the limitations of the policies, coverage is provided (i) to the Registrant’s directors and officers against loss rising from claims made by reason of breach of duty or other wrongful acts as a director or officer, including claims relating to public securities matters, and (ii) to the Registrant with respect to payments which the Registrant may make to such officers and directors pursuant to the Registrant’s indemnification obligations or otherwise as a matter of law.

Certain of the Registrant’s non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of the Registrant’s board of directors.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description

4.1(1)	Pinterest, Inc. 2009 Stock Plan, as amended.

4.2(2)	Form of Pinterest, Inc. 2009 Stock Plan Restricted Stock Unit Grant Notice and Restricted Stock Unit Agreement.

4.3	Form of Pinterest, Inc. 2009 Stock Plan Notice of Stock Option Grant and Stock Option Agreement.

4.4(3)	Pinterest, Inc. 2019 Omnibus Incentive Plan.

4.5(4)	Form of Pinterest, Inc. 2019 Omnibus Incentive Plan Restricted Stock Unit Grant Notice and Agreement.

5.1	Opinion of Cleary Gottlieb Steen & Hamilton LLP.

23.1	Consent of Cleary Gottlieb Steen & Hamilton LLP (included in Exhibit 5.1).

23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

24.1	Power of Attorney (contained on signature pages hereto).

(1)	Incorporated by reference to Exhibit 10.7 filed with the Registrant’s Registration Statement on Form S-1/A (Registration No. 333-230458), filed with the Commission on April 8, 2019.
(2)	Incorporated by reference to Exhibit 10.9 filed with the Registrant’s Registration Statement on Form S-1/A (Registration No. 333-230458), filed with the Commission on April 8, 2019.
(3)	Incorporated by reference to Exhibit 10.11 filed with the Registrant’s Registration Statement on Form S-1/A (Registration No. 333-230458), filed with the Commission on April 8, 2019.
(4)	Incorporated by reference to Exhibit 10.12 filed with the Registrant’s Registration Statement on Form S-1/A (Registration No. 333-230458), filed with the Commission on April 8, 2019.

Item 9.	Undertakings.

A.	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Francisco, California, on the 23rd day of April, 2019.

PINTEREST, INC.

By:	/s/ Benjamin Silbermann
Benjamin Silbermann
Co-Founder, President and Chief Executive Officer

POWER OF ATTORNEY

The undersigned directors and officers of Pinterest, Inc. hereby constitute and appoint Benjamin Silbermann, Todd Morgenfeld and Christine Flores, and each of them, any of whom may act without joinder of the other, the individual’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-8 and any or all amendments, including post-effective amendments to the Registration Statement, including any Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462 under the Securities Act, and to file the same, with all exhibits thereto, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact as agents or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Benjamin Silbermann Benjamin Silbermann	Chairman, Co-Founder, President and Chief Executive Officer (Principal Executive Officer)	April 23, 2019

/s/ Jeffrey Jordan Jeffrey Jordan	Director	April 23, 2019

/s/ Leslie J. Kilgore Leslie J. Kilgore	Director	April 23, 2019

/s/ Jeremy S. Levine Jeremy S. Levine	Director	April 23, 2019

/s/ Evan Sharp Evan Sharp	Director	April 23, 2019

/s/ Michelle Wilson Michelle Wilson	Director	April 23, 2019

/s/ Fredric G. Reynolds Fredric G. Reynolds	Director	April 23, 2019

/s/ Todd Morgenfeld Todd Morgenfeld	Chief Financial Officer (Principal Financial Officer)	April 23, 2019

/s/ Tse Li (Lily) Yang Tse Li (Lily) Yang	Chief Accounting Officer (Principal Accounting Officer)	April 23, 2019